Exhibit 99.1

To Our Shareholders

        Vornado's Funds from Operations for the year ended December 31, 2004 was $750.0 million, $5.63 per diluted share, compared to $518.2 million, $4.44 per diluted share, for the year ended December 31, 2003.

        Net Income applicable to common shares for the year ended December 31, 2004 was $571.0 million, $4.35 per diluted share, versus $439.9 million, $3.80 per diluted share, for the previous year. Here are the financial results by segment:

($ IN MILLIONS, EXCEPT SHARE DATA)	% of 2004 EBITDA	2004	2003	Same Store
EBITDA:
New York Office	31%	343.4	331.2	4.4%
Washington Office	27%	304.2	292.3	1.7%

Total Office	58%	647.6	623.5	3.1%
Retail	15%	164.7	139.5	5.5%
Merchandise Mart	11%	125.5	117.9	8.9%
Temperature Controlled Logistics	6%	71.5	78.0
Newkirk MLP	6%	70.5	76.9	(1.1%)
Alexander's	2%	25.9	22.4	36.9%
Hotel Pennsylvania	2%	15.6	4.6	242.1%
Other	—	164.9	(9.1)

EBITDA before Minority Interest and Gains on Sale of Real Estate	100%	1,286.2	1,053.7

Funds from Operations		750.0	518.2

Funds from Operations per share		$5.63	$4.44

This letter and this Annual Report contain forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not guarantees of performance. The Company's future results, financial condition and business may differ materially from those expressed in these forward-looking statements. These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors, see "Forward-Looking Statements" and "Item 1. Business-Risk Factors" in the Company's annual report on Form 10-K for the year ended December 31, 2004.

        We use Funds from Operations, Adjusted for Comparability as an earnings metric to focus on the core recurring business by eliminating certain one-time items. The following chart reconciles Funds from Operations to Funds from Operations, Adjusted for Comparability.

($ IN MILLIONS, EXCEPT SHARE DATA)	2004	2003
Funds from Operations, as Reported	750.0	518.2
Adjustments for certain items that affect comparability:
Net gain on mark-to-market of Sears option shares	(81.7)	—
Net gains on investment in GMH Communities L.P.	(61.4)	—
Net gain on investment in AmeriCold and income from Vornado Operating Company, net of litigation costs	(19.0)	—
Alexander's stock appreciation rights compensation expense	25.3	14.9
Impairment losses on partially-owned entities, write-off of perpetual preferred issuance costs and other	12.1	3.6
Bonuses to four executive vice presidents in connection with Alexander's	6.5	—
Gain on sale of Newkirk MLP option units	(7.5)	—
Gains on sale of land parcels and condominiums	(2.0)	(0.3)
Loss (gain) on early extinguishment of debt of partially-owned entities	1.4	(1.6)
Minority interests' share of above adjustments	15.4	(3.1)

Total adjustments	(110.9)	13.5

Funds from Operations, Adjusted for Comparability	639.1	531.7

Funds from Operations, Adjusted for Comparability per share	$4.80	$4.56

        The chart below traces our ten-year record of growth, both in absolute dollars and per share amounts.

		FFO
($ IN THOUSANDS, EXCEPT SHARE DATA)	EBITDA*	Amount	Per Share
2004	1,286,245	750,043	5.63
2003	1,053,663	518,242	4.44
2002	961,817	439,775	3.91
2001	817,893	394,532	3.96
2000	751,308	353,353	3.65
1999	627,269	313,990	3.37
1998	428,165	232,051	2.81
1997	154,683	72,864	1.27
1996	89,679	70,187	1.43
1995	80,224	63,027	1.33

*
Before Minority Interest and Gains on Sale of Real Estate

        2004 was a remarkable year, a record breaker for money making by any measure.

  •
  Vornado's total return to shareholders was 46% in 2004. After all is said and done, our trading price is the report card we value most.

  •
  Vornado's 2004 EBITDA was $1.286 billion. FFO was $750 million.(1)

(1)
FFO, Adjusted for Comparability was $639 million—see the reconciliation on page 3 of this letter.

•
Our New York and Washington Office, Retail and Mart businesses each performed at or above budget and each had outstanding same store results. Our financial performance continues to benefit from our strategy of having several lines of business (our three-legged stool) and from concentrating our assets in New York and Washington, DC, the two very best markets in the nation.

  •
  We made tremendous progress towards accomplishing our goals for AmeriCold.

  •
  In 2004 and so far this year, we had an additional unrealized mark-to-market gain of $200 million on our Alexander's shares, as its stock price doubled. 731 Lexington Avenue, Alexander's flagship tower, the new home of Bloomberg LP and One Beacon Court, enjoyed universal acclaim.

  •
  As of this date, we scored a $181 million unrealized gain on our investment in Sears and a $62 million unrealizedgain on our investment in GMH.

  •
  We recently agreed to invest about $450 million of equity for a one-third interest in Toys "R" Us, partnering with private equity firms Bain Capital and Kohlberg Kravis Roberts. 2004 was a remarkable year, a record breaker for money making by any measure.

Lease, Lease, Lease

        The mission of our business is to create value for our shareholders by growing our asset base through the addition of carefully selected properties and by adding value through intensive and efficient management. As in past years, Mike(2) and I are pleased to present leasing statistics for our businesses. In our business, leasing is what it's all about.

(2)
Michael Fascitelli, Vornado's President and my partner in running Vornado.

	Office			Merchandise Mart
(SQUARE FEET IN THOUSANDS)	New York	Washington	Retail	Office	Showroom
Year Ended
2004
Square feet leased	1,502	2,824	1,021	569	1,038
Occupancy rate	95.6%	91.5%	93.9%	96.0%	97.6%
2003
Square feet leased	925	2,848	1,046	270	1,157
Occupancy rate	95.2%	93.9%	93.0%	92.6%	95.1%
2002
Square feet leased	579	2,342	1,960	164	911
Occupancy rate	95.8%	93.6%	88.3%	91.7%	95.2%

New York Office

        David Greenbaum, Dean of our faculty, operates our New York office business, where we own 13.4 million square feet of office space at an incredible average price of $175 per square foot.(3)(4) David has spent the last years harvesting values for us by growing rents, year in and year out:

(3)
This amount includes the imputed value of leaseholds.

(4)
Mike and I are capital allocators, and while we did fabulously well with what we did buy, we do regret not having bought more in New York. At the time, issues of concentration and diversification overruled buying more in New York.

Year	Average Initial Rent Per Square Foot for Annual Leasing Activity	Average Escalated Rent Per Square Foot for Total Portfolio
2004	$43.34	$41.90
2003	$44.60	$39.21
2002	$44.82	$37.36
2001	$47.05	$35.53
2000	$45.91	$32.18

        The New York office division contains 800,000 square feet of street retail in the base of our office buildings. David shares responsibility for leasing this space with Sandeep Mathrani, who runs our retail business. Sandeep has responsibility for an additional 500,000 square feet of Manhattan street retail. In total, we own 1.3 million square feet of street retail in Manhattan (and that's not counting Alexander's square footage) which, considering our assets in Penn Plaza around Macy's, around 14th Street, around Bloomingdale's, on Madison and Fifth Avenues, and now in SoHo, may be our single best business.

        David reports that the tide has definitely turned in New York. Tenants are once again expanding in the city, and in our buildings, i.e., Federated Department Stores added another floor to its New York headquarters space at Eleven Penn Plaza this year, as did Rainbow Media, and on and on. Another great moneymaker is dealing blocks of space that become surplus as a result of mergers, relocations, etc. For example, MONY merged with AXA, rendering 289,000 square feet at 1740 Broadway surplus. We will report in the Second Quarter the deal that David did: AXA will pay $52 million to cancel this lease that we believe is some $10 below market. Same story with Arista Records at 888 Seventh Avenue and Health Insurance Plan at 7 West 34th Street and on and on, year in and year out.

        Like the calm before the storm, the market feels to us as if it is consolidating before a wave of rising rents. The rent increases of the last cycle (1998-2000) were led by a pronounced spike in apartment prices. Eerily, the exact same dynamic is happening today, in spades. If you think commercial real estate is expensive, just look at apartment prices in New York, or even better, look at art prices worldwide.

        It has been my observation that over the long term in New York, replacement cost has been an accurate predictor of asset values. For what it's worth, rising land prices and rising construction costs are now driving replacement cost higher. If you can find a site, a new office building in New York has to cost over $650 per square foot. This rising "umbrella" price bodes well for our values.

        In the first quarter of 2005, we transferred our 440,000 square foot office building at 7 West 34th Street from the Office division to the Mart division. A perfect storm permitted this to happen. The New York Gift Mart Association tenants, many of whom are our Mart Division tenants in other locations, were displaced from a building on lower Fifth Avenue. At the same time, David was able to vacate 7 West 34th Street when one office tenant declined to renew and the other vacated its space with seven years left on its lease. David negotiated a $29 million lease termination payment and Chris Kennedy lassoed the Gift Mart tenants.

Washington Office

        Mitchell Schear, the first-rate real estate guy who runs our Washington office business, is brand building. Our flagship asset in Washington is Crystal City, a 28 building, 7.8 million square foot "city" in a Grade A location on the western boundary of Reagan National Airport, on the shores of the Potomac, overlooking the Capitol. Our brand builder is freshening up this asset. The just completed retail streetscape(5) adds an exciting Hollywood front and a collection of first-rate restaurants that stretches three blocks long. Crystal City is an established location, which is only getting better (Mitchell's slogan is... getting increasingly cool), and has been increasingly well received by prospective tenants as well as the real estate brokerage community, who in the end are our sales force. We leased 1.5 million square feet in 2004 in Crystal City. We leased 2.8 million square feet overall in Washington.

(5)
The retail streetscape was the brainchild of Bob Smith and Bob Kogod.

        Last year, Crystal City landed two of the biggest deals in Northern Virginia, attracting Public Broadcasting Service, a prestigious new tenant who leased 122,000 square feet, and relocating and expanding Federal Supply Service into 262,000 square feet. We lost a big fish—Verizon, an 800,000 square foot prospect moving out of Manhattan, who in the end predictably chose nearby New Jersey. My guess is that we never really had a shot at this New York-centric client, but the process was instructive. Verizon and its advisors conducted an exhaustive search focused on New Jersey and Northern Virginia. While we didn't make the deal, we handily won a rigorous competition to be best in Northern Virginia. This bodes well for our future.

        Re-leasing the space being vacated by the Patent Trademark Office is going a bit slower than the selfimposed schedule we established in this letter last year. We may be running behind, but remember, we have great space and a great team. Whatever minor shifts there are in the lease-up schedule, our long-term (and short-term) values are well established and safe in Crystal City. Mitchell is making progress attracting more corporate tenants to Crystal City, adding to our government and government-contractor clients. There is one such user for almost 250,000 square feet pending now.

        Teardowns do work. Time and again, we have found that our land as a raw development opportunity is worth more than the land encumbered by a tired building. Mitchell (along with David and me, too) is actively studying a redevelopment program for the oldest Crystal City buildings. The scheme involves razing four buildings containing 650,000 square feet (220,000 square feet of which is PTO space) and rebuilding with four spanking new, much larger buildings containing about 1.4 million square feet, of which 350,000 square feet would be for-sale residential condominiums in a white hot market. This project would be phased over five years as the older buildings come off lease; the first phase would be the condos. We create value here both by doubling the square footage and getting a premium for being brand new. This project is still only in the planning stages and will, of course, require the usual governmental approvals.

        We acquired our Washington office assets in stages, completing the acquisition on January 1, 2002. Deal pricing was about $200 per square foot at a 10.3% cap rate, which we underwrote down to 10.0% to reserve for the re-leasing capex associated with the PTO move-out. We love this real estate and are certain that rents, which have been flattish for the last three years, will rise and reward us in the future. In any event, even with flat income and even assuming a today cap rate for this portfolio as high as 7%, the cap rate compression from 10% to 7% has created a mark-to-market unrealized gain of over $1 billion for us, so far.

Retail

        Our retail business is flourishing under Sandeep's leadership. His numbers are great—Retail EBITDA increased $25 million this year; same store increased 5.5%.

        Redevelopment of existing assets, especially large complex retail properties, continues to be a terrific business for us and is a favorite of mine. Here are some highlights:

        In December 2003, we paid $145 million to acquire the Bergen Mall, a 900,000 square foot fixer-upper on eighty acres in Paramus, New Jersey. We spent 2004 in the design, planning and pre-leasing phase. It is an indication of how completely we intend to reconfigure and reposition this asset that we have canceled both a 139,000 square foot Value City lease paying $12 million and a 338,000 square foot Macy's lease receiving $2 million. We plan to redevelop this property into a lifestyle center and will invest at least an additional $100 million. In March 2005, we formally submitted our plans to the borough of Paramus, beginning an expected one-year approval process.

        We recently obtained approvals to add 190,000 square feet of freestanding boxes to our Green Acres super regional mall in Valley Stream, Long Island. Immediately after the Christmas selling season, we will begin these physical additions, as well as a full cosmetic renovation of the interior mall.

        In March 2005, we purchased a 50% interest in Beverly Connection, a two-level shopping center located directly across from Beverly Center regional mall in Los Angeles, California. Our shopping center contains approximately 322,000 square feet and a parking structure with over 1,500 spaces. The venture intends to redevelop the property and add retail, residential condominiums and assisted living facilities. This project is subject to governmental approvals.

        Sandeep's retail group, working closely with Michelle's acquisitions group, Joe, Wendy, Alan and Mike and me, was the first line of responsibility in analyzing the megadeals: Toys "R" Us, Sears and Mervyn's. Going forward, all our senior management will be involved in Toys "R" Us, but Sandeep's group will spearhead the real estate side.

Merchandise Mart

        The Merchandise Mart business continues to show great stability, high occupancies and growth.

        In a very soft office leasing market, Chris Kennedy and his team pulled off 2004's biggest and best leasing deals in Chicago. In March 2004, we signed a deal with WPP for its J. Walter Thompson and Ogilvy divisions for 228,000 square feet in the Mart building complex and, in August, we signed a deal with the Chicago Sun Times for 127,000 square feet. These deals came at a price—high tenant improvements and abatements—but the steadily rising cash income stream that we will receive from these leases over 15 years is well worth the cost. Great work here. These two leases are partially responsible for the Mart's 8.9% same store performance; without them, same store performance was a still spectacular 5.6%.

        In 2001, we acquired land adjacent to the Merchandise Mart to develop a parking garage (to service the Mart) and an adjacent apartment tower.(6) Last month, we announced an agreement to sell the apartment building (we will retain the garage) for a profit of $30 million, our share, plus return of our $77 million investment.

(6)
We developed rental apartments to condo specs, which allowed us flexibility to sell the property to a condo converter, which we did.

        Each year, the Merchandise Mart division processes the largest number of transactions in our Company, by far. Chris Kennedy and his 300-person organization are the leaders in their industry. Big thank you to Chris.

Real Estate Lending

        Our mezzanine lending business, led by Executive Vice Presidents Michelle Felman and Wendy Silverstein, utilizes our underwriting and structuring skills and feeds off our deal flow and contacts both on Main Street and Wall Street. We currently have a self-imposed house limit for this business of $750 million. Since October 2003, we originated nine loans and two were paid off. Our current book of business aggregates $401 million in seven loans yielding 9.3%.(7)

(7)
Excludes the $124 million loan to Alexander's, which is shown on our financial statements in Investments in and advances to Alexander's.

        One could look at it as if we fund this business either with spare cash, which has a cost (really an alternate cost) of floating 2.3% (the rate we currently receive on our risk-free overnight investments), or that we fund it with short-term debt that has a cost of, say, LIBOR plus 100 basis points. Since our loan portfolio yields 9.3%, you can see that this is a very profitable business. What's more, Mike and I think we will be able to produce these kinds of results almost forever and, therefore, this business deserves a multiple.

        There are now several start-ups, spin-offs, etc. in this space that are separately traded. These comps say our lending business would trade at 1.3 times book. As you would expect, Mr. Market is a perfect valuing machine—if one were to capitalize the earnings stream of our loan portfolio at our market multiple, one comes to almost the same amount.

        Another very important point: Mike and I look at our loan portfolio as a natural hedge against our floating rate debt. We pay floating, we receive floating: that's how the hedge works.

Hotel Pennsylvania

        Hotel Penn had EBITDA of $15.6 million in 2004, up from $4.6 million. In a tightening New York City hotel market, our budget for 2005 is $19 million. Mike and I believe this asset (in the end, a development play) is much more valuable today than it was just last year, and certainly much more than the $149 million for which it is on our books (original cost was $176 million). Timing and patience are everything.

AmeriCold Logistics

        It is the objective of our Company to reduce our investment in AmeriCold (our refrigerated warehouse affiliate), simplify its structure, improve its performance and, at the proper time and price, eventually exit. We made real progress toward these goals this year.

        In February 2004, AmeriCold completed a $254 million financing that allowed us to withdraw $135 million, our share of the net proceeds. This financing substantiated a value of this investment which was significantly higher than most of our shareholders and analysts had been carrying.

        Our initial investment here was made in 1997. Since that time, and in order to comply with REIT tax regulations, Vornado Realty Trust and its partner, Crescent Real Estate Equities, have owned AmeriCold's real estate assets, and two independent companies (so-called paperclips), one from us (Vornado Operating Company) and one from Crescent, have owned the operating business. Simplifying this complex, awkward structure has been a goal of ours for years. We did just that in November 2004, when subsidiaries of Vornado and Crescent bought the operator from Vornado Operating Company and Crescent's paperclip, thereby combining AmeriCold's real estate and operations, through the use of a TRS. This was made possible by a private letter tax ruling on transfer pricing that Joe Macnow masterminded in 2004. Subsequently, Vornado Operating Company was dissolved.

        Finally, in November 2004, we and Crescent each sold a portion of our investment in AmeriCold (including both the real estate and operating sides of the business) to The Yucaipa Companies. Yucaipa paid $145 million for a 20.7% interest. The purchase price was based on a $1.450 billion asset valuation, which approximates our economic cost. Yucaipa is a highly regarded private equity firm founded by Ron Burkle, with significant expertise in the food distribution, logistics and retail industries. Yucaipa managers Tony Schnug, acting CEO, and Neal Rider, head of sales and marketing, are in Atlanta working hard to improve the business. Our investment is now reduced from 60% to 47.6%. Vornado has three of five Board seats and consolidates AmeriCold in our financial statements.

        This series of transactions, which so greatly improved our position with respect to AmeriCold, was the result of the hard work and talent of Mike and Joe Macnow, Wendy Silverstein, Alan Rice and Richard Reczka. Thanks also to the AmeriCold team in Atlanta and John Goff and Jerry Crenshaw.

Alexander's

        Vornado owns 1,654,068 shares of Alexander's Inc., a 33% stake in this NYSE-listed REIT. The shares, which had a value of $65 on January 1, 2003 and $125 on January 1, 2004, are now trading at $244, making Vornado's equity investment worth $403 million at market(8) which, together with Vornado's $124 million loan to Alexander's, represents a total investment of $527 million.

(8)
Versus a cost of $73.7 million.

        Alexander's has no corporate level employees. Vornado serves as its for-fee external manager, leasing agent, developer, etc. Alexander's is essentially a New York-centric, three asset company,(9) namely the Bloomberg/One Beacon Court tower in Manhattan, the Kings Plaza regional shopping center in Brooklyn and the Rego Park retail complex and development site in Queens. It is likely that Alexander's asset quality, pound for pound, is the very best in all of REITland.

(9)
Alexander's also owns the Ikea property in Paramus, New Jersey and a retail property in Flushing, New York, but in the scale of things these are not significant.

        We have no proposal with respect to Alexander's at the present time—none is needed or currently appropriate.(10) The market saw to that. In the past year, Alexander's share price doubled and now more closely reflects its asset value. In 2004, Alexander's became cash flow positive and is now building cash. And, Alexander's is not yet fully cooked. A large ground-up development on land Alexander's has long owned in Rego Park (described below) has just begun the approval process, an expansion of Kings Plaza will begin shortly, tenants are still moving into the Bloomberg tower and apartments have just begun to close at One Beacon Court.

(10)
This is in response to my letter last year which stated "...This year we intend to determine the end game for this investment (Alexander's) which may include selling it, or simply leaving it to seek its natural value as a free standing, separately traded REIT, as it is now, or other options."

        For a time, Mike and I were intrigued with the idea of Vornado and Alexander's swapping assets with the objective of Vornado becoming an office-centric company and Alexander's becoming a retail-centric company. In the end, we dismissed this idea as being too complicated to implement from an operating, tax and valuation standpoint, and we thought it would not be in Vornado's best interest. We love the synergies and shared strengths between Vornado's office and retail platforms, and intend to keep them together.

        Further, we believe it is in the best interest of Vornado to continue to hold our interest in Alexander's and in its best-in-class assets, with their step-up leases and increasing rental stream. If we wanted to recognize gains of $400-$500 million (and we easily could), these certainly would not be the assets that we would turn to first.

        For these many years, Alexander's business plan has been to realize its birthright by developing its assets to value. This task is now in the late innings—but is not yet complete. Alexander's is well along in planning a to-bebuilt, mixed-use project in Rego Park. The project, which was certified by City Planning in March 2005, now begins a formal nine-month review process. It is planned to contain 600,000 square feet of retail on four levels, 450 apartment units in two 20-odd story towers and a parking deck for 1,400 cars. We have just announced the tenancy of Century 21 for 135,000 square feet here.

        We do a lot of business with Wal*Mart and were talking to them, among many others, about Rego Park, as we talk to them about most of our projects. Wal*Mart is the biggest company in the country, the largest employer of Americans by a factor (1.2 million associates) and is a distribution juggernaut delivering low prices to the consumer. We believe in Wal*Mart. But Wal*Mart has its critics and, when it became certain that the entire project would be rejected if Wal*Mart were a tenant, we had no choice but to continue without them. We'll be okay here. So will they.

        This year was the perfect time to reward key Vornado people for their years of superb value-creating work on behalf of Alexander's with one-time special bonuses that totaled $6.5 million. Mike, Joe Macnow and I are officers of Alexander's and therefore participate in its equity compensation plan, but other key Vornado people do not. With thanks, the bonus group consisted of: David Greenbaum (Bloomberg and office leasing); Sandeep Mathrani (Home Depot and retail leasing); Mel Blum (development); Wendy Silverstein (finance); and Eli Zamek (construction). Their Alexander's responsibilities were in addition to their regular duties at Vornado (sort of like a night job and a day job). These one-time thank you's are appropriate and proportional, especially when considering the fees that Vornado earned for this work.

Mining For Real Estate

        We were born retail developers, but early on we learned about mining. Some of you may remember an oilman named T. Boone Pickens, who in the 1970s discovered that one could mine for oil cheaper on the New York Stock Exchange than in the oil fields. We learned that lesson too, with respect to mining for retail square footage in the stock market, where irreplaceable retail real estate can be obscured by a failing retailer. Extracting these values is indeed a core competency of ours, and one that has created vast wealth for our shareholders. Our 1980 takeover of Vornado, whose sole asset at the time was the failing Two Guys discount store chain, and our investment in Alexander's are both examples of this, as are our recent investments in Sears and Toys "R" Us.(11)

(11)
We missed Mervyn's, however. We were the underbidders. The fact of life is that Mike and I lose or turn down many more deals than we make. Remember, even a 300 batting average is pretty good and financial discipline is everything.

        Toys "R" Us was started by the brilliant Charles Lazarus in 1978. It was the first category killer in America and started a retailing revolution. Fast forward to today. The modern Toys "R" Us is comprised of three segments: Domestic Toys, International Toys (together Global Toys) and Babies "R" Us. Toys' Board initially offered for sale only Global Toys, but after a process decided to sell the entire company. We were the winning bidder with partners Bain Capital and Kohlberg Kravis Roberts, with each of us owning an equal one-third. Toys "R" Us has $11 billion in sales and 1,500 stores.(12) We will pay $6.6 billion for the equity, with a total price of $7.2 billion taking into account net debt and expenses. Our plan for this business is simple. International Toys and Babies "R" Us are growth businesses that we intend to continue to grow aggressively. Domestic Toys is a turn around, underpinned by real estate asset values. While each equal partner will participate in the entire enterprise in full measure, as you would expect, we will be the leader on the real estate side.

(12)
Includes 300 franchised stores.

        In between Mervyn's and Toys "R" Us came Sears. Sears was generally perceived as a slowly but surely declining retailer à la Two Guys and Alexander's, but we saw a collection of truly great (many irreplaceable) assets: 128 million square feet in 873 stores, of which over two-thirds are owned or ground leased in (I'm guessing) 70% of the best malls in America; the Kenmore appliance brand; the Craftsmen tool brand; 54% ownership of separately traded Sears Canada; the Orchard supply chain; a highly profitable in-home service business and more.

        We acquired 1,176,600 shares directly and 7,916,900 shares derivatively for a 4.3% position. ESL Investments, headed by the investor Ed Lampert, already had a 14.6% position pre-dating our position by years.

        One of the outcomes we anticipated (although not our preferred outcome) was the Kmart-Sears merger proposed by Ed Lampert, the majority owner of Kmart, as well as the largest holder of Sears. We investigated numerous alternatives while avoiding saber rattling and in the end elected to support the merger and receive all stock.(13)

(13)
This was a no-brainer. The cash election yielded $50 per share while the Kmart stock alternative was worth $59 per share. This was as much an economic imperative as it was a show of support for the future prospects of the company. The actual pro ration formula was 37% cash, 63% stock.

        Here's the math: Marked-to-market as of today, we have a recognized $20 million short-term capital gain and an unrecognized $161 million capital gain that we intend to defer until it becomes long-term in September 2005. Our total economic gain as of today is $181 million.(14)

(14)
Over the last weeks, our economic gain had been as high as $215 million. This young stock is moving around a bit, but we believe it has an upward bias.

        It gets slightly more complicated. Our current position includes 271,000 shares of Sears Holdings held directly and 2,492,000 shares held derivatively, for a total position in Sears Holdings of 2,763,000 shares. When we sell, we expect to distribute a capital gain dividend that if measured today would be $181 million, or $1.24 per share, of which $1.10 per share would be taxed as a long-term capital gain.

        For the record, Vornado retains the right at any time to buy or sell the securities of Sears Holdings as we deem appropriate.

        There is a downside to all this. The announcement of our investment in Third Quarter SEC filings triggered an immediate 23% spike in Sears' trading price on ten times normal volume. It's better for business to accumulate positions anonymously.

        Think about it; in a few short months we earned over $240 million on our Sears and GMH investments and, if we include the appreciation on Alexander's stock, almost one-half billion dollars, all in addition to the regular, and growing earnings of our core real estate business. Who else can say that? We are one of the very few REITs with the track record and skill set to handle these kinds of complex, highly profitable transactions;(15) for us, these are right down the middle. In an environment where cash is trash and everything appears to be fully priced, we may put more capital to work in these sorts of deals, i.e., where we buy a sheep in lamb's clothing—always measured, always careful, always proportional.

(15)
Please pardon the horn-tooting, but it really was quite a year.

West Side Story

        In the Penn Plaza district of Manhattan, Vornado owns 5.6 million square feet of office space in five buildings, the 1.4 million square foot 1700 room Hotel Pennsylvania, and almost 500,000 square feet of retail space. We have accomplished a great deal here and, with income up and cap rates down, have probably doubled our money. This is still a work in process, with so much more value to create, it may be a life's work.

        We are partnering with the Related Companies (developers of the Time Warner Center) with respect to a competitive Request For Proposal to acquire the Farley Building, which will become the home of the Moynihan Rail Station. This McKim, Meade & White landmarked structure sits on a double-size super block directly across Eighth Avenue from Madison Square Garden. The east half of Farley will be dedicated to the train station, the west half will be available for 700,000 square feet of redevelopment and there are one million square feet of available air rights. A great outcome here would be if Madison Square Garden were to choose to build a new state-of-the-art arena in the west portion of the Farley Building, thereby freeing up the old Madison Square Garden site for development.

        We are Madison Square Garden's landlord, its parent Cablevision's landlord and Bloomberg LP's landlord. The epic fight between the football Jets and the Mayor on the one hand, and Madison Square Garden on the other, over the building of a stadium and convention center versus apartments and offices on the West Side of Manhattan is being waged over a site only blocks away from our stronghold, and at this time has an unpredictable outcome. Any outcome here will enhance this West Side District, which the City Administration and real estate community have earmarked as the future growth corridor of New York—all good-to-great for us.

Capital Markets

        We are committed to maintaining our investment grade credit rating. In August 2004, we issued $250 million of unsecured notes due August 2009 at a rate of 4.772%. This was our third issuance in this market.

        We do multiple financings each year and 2004 was no exception. In New York, where we have 20 buildings, seven support property level finance totaling $1.1 billion and 13 are unencumbered by debt. Just for fun, let's look at three New York property level financings we did this year where the debt trail validates our value creation.

	Debt Amount			Interest Rate
($ IN THOUSANDS)			Original Asset Cost
	Old	New		Old	New
Two Penn Plaza	150,000	300,000	230,421	7.08%	4.97%
Eleven Penn Plaza	50,000	220,000	126,233	8.39%	5.20%
909 3rd Avenue	125,000	225,000	121,460	3.57 *%	5.64%

*
LIBOR plus 70 basis points

        In 2004, we issued $492 million of fixed price preferred in four issues at an average coupon of 6.45% and redeemed $308 million of preferred at an average coupon of 8.49%.

        In March 2005, we sold $500 million of 3.875% convertible debentures due 2025, convertible into common shares at an initial exchange price of $91.25, a 30% premium. These securities are puttable in 2012, 2015 and 2020 and redeemable by us at par after 2012. Our thinking here was simple and, we believe, sound. We bought down the coupon of this debt by 140 basis points to 3.875% by issuing a seven-year option to purchase our common stock at an initial price of $91.25, a 30% premium. We hope that the option will be exercised, and quickly.

        We always run our business with larger cash balances than most and lower debt ratios than most. In the end, our ability to seize opportunities and make money comes in large measure from our financial might.

        Thanks to Wendy, our great Capital Markets Queen.

Other Matters

        Mike did it again. Starting in July 2004, we advanced $114 million to GMH Communities Trust, Gary M. Holloway's student and military housing business, in a highly structured mezzanine-bridge loan with equity features. Mike had partnered with Gary in a successful student housing business during his Goldman Sachs days. All went according to plan—GMH completed its IPO in November, just three plus months after we made our investment. This transaction resulted in an economic gain to us of $62 million.

        This year, we expect to finally end the Prime Group saga when we sell our 4 million shares for $7.25 per share(16) pursuant to an announced offer expected to close in third quarter 2005. In the end, this investment, a mistake that soiled our books and analysts' reports for years, ends up with a loss of about $10 million.

(16)
Our carrying value for this stock is $4.98 per share and, if the sale is consummated, we will report a gain of $9.0 million.

        Please see page 57 of our financial statements for Deloitte & Touche's 404 Management's Internal Control opinion, which Joe Macnow, our CFO, and his whole financial team are justifiably proud of, and worked very hard to achieve. Sarbanes-Oxley compliance is Joe's night job. Special thanks to Joe, our longest tenured division head, for all he does during the day.

        Every time we, or anybody, has sold an asset over the last five years, or not bought one, it's been a big, big mistake. To state the obvious, the real estate bull market we have predicted for years in this letter is now in full bloom. It may be caused by low interest rates; it may be caused by excess liquidity in the worldwide system; it may be caused by a flight to hard assets; it may be technical— worldwide institutions are under-allocated in this asset class; or it may even be for who knows what. And, it is a bull market in the face of flattish rents. Some think it is a bubble. I do not. Today, most properties are bought and sold in a modified auction process. Where there were 3 or 5 bidders years ago, there are 20 or 30 today. The rule used to be, the higher the price, the fewer the bidders. Today, a billion dollar property sells as easily as a $50 million one. As the market marches on, each sale is higher than the last one. That's a bull market. Over the last several years, real estate has repriced. I believe this is a long cycle move. Get used to it; give or take 10%, these prices are here to stay, for some time.

        A short word about interest rates. While we must run the business as if interest rates were going to rise, it seems to me, there is an anchor holding them down. That's just an observation.

        A word about Net Asset Value: it seems to me that the single best predictor of a REIT's trading price is NAV, somewhat influenced by other factors such as franchise, growth prospects, quality of management, etc. Since there is no standard method of calculating NAV, the numbers are all over the lot. It seems to me that prices actually paid for real estate in the private markets are a much better predictor of stock prices than prices "paid" by analysts in their reports.

        The consensus on Wall Street seems to be that REITs are now selling at way over NAV. My guess is that REITs are actually selling at a fair amount under private market pricing. It seems to me that the private market is winning this tug of war, at least in New York and Washington, DC (75% of Vornado's assets are located here), where cap rates are sub-6% and prices per square foot of over $500 in Washington and $600-$700 in New York City are becoming normal.

        I salute David Shulman on the occasion of his retirement. What can I say to my dear friend David, the long-time Lehman Bros. REIT analyst, who has an IQ of 250 and had a three-year sell on Vornado with a $43 average target. I'm sorry, David, I just couldn't resist.

        Welcome back, Todd. We're in the real estate business here, where we kick the bricks and get our hands dirty. Todd has an A-plus nose for property—he has it in his belly. I missed him in the four years that he was gone and decided I wanted him back, messy office and all.

        I have a feeling this will be Michelle's year. Talk up Rich— you too, Nikhil. Great year, Ben. Same for Dan G.

        Welcome Emily, Amanda and Michael's third beautiful little girl. Break a leg J and D.

        The process of creating 731 Lexington Avenue, a new jewel on the New York skyline, was a joy to me. A few special people had a leading role in this, and I deeply thank them. They are Cesar Pelli, Rafael Pelli, Jacques Grange, Mel Blum, Eli Zamek and Louise Sunshine.

Corporate Governance

        Stanley Simon was a director of Vornado when I got here in 1980.(17) After 45 years of service and now at age 87, Stanley will be retiring from our Board at the May Annual Meeting. No director has been more loyal to a company, more devoted to the goal of creating shareholder wealth, nor has worshipped more the god of ethics. Stanley comes to each Board meeting having read every word of every document, resplendent in a bright, some say gaudy tie, cigar-smoking and sharp as a tack. Mike is bemused by the fact that Stanley always asks the single best question at every Board meeting—I am used to it by now. He also asks the unaskable questions. He understands how boards work and how public companies function. He understood corporate governance 40 years before Congress voted 522 to 3 for Sarbanes-Oxley. And he knows how to take measured risks. We have learned a lot from you, old friend. Stanley Simon will be the first trustee emeritus in Vornado's history.

(17)
In fact Stanley has been a trustee since 1960.

        The trustees who oversee Vornado and for whom Mike and I work are smart, wise, committed and involved. They understand our business intimately. They are huge shareholders whose interests are absolutely aligned with all of Vornado's shareholders.

        This year our Board is delighted to nominate two new independent trustees, Michael Lynne and Anthony W. Deering. Michael Lynne is Co-Chairman and Co-Chief Executive Officer of New Line Cinema Corporation and Tony Deering was the long-serving Chairman and Chief Executive Officer of The Rouse Company. We welcome these seasoned businessmen who will play an important role in guiding our future.

        Mike and I and the people who run Vornado are excited about the future. We currently have in-house the ingredients to take Vornado to the next level. When we get the rent increases we think we will in the ton of fine real estate we already own, get the PTO space back on the rent rolls, complete our pipeline of developments, find a good acquisition or two (or ten) and sprinkle in a blockbuster now and then—you can do the math.

        In each area of our business, be it 888, Paramus, 2345 Crystal Drive, the Mart, Atlanta, or wherever, Vornado's people worked hard and smart this year—and it showed. Our people polish the Vornado brand everyday. Mike and I appreciate and admire their efforts.

/s/ STEVEN ROTH Steven Roth Chairman and CEO

April 15, 2005

APPENDIX

        Below is a reconciliation of Net Income to EBITDA before minority interest and gains on sale of real estate:

($ IN MILLIONS)	2004	2003	2002	2001	2000	1999	1998	1997	1996	1995
Net Income	592.9	460.7	232.9	263.7	234.0	202.5	152.9	61.0	61.4	53.0
Interest and Debt Expense	313.3	296.1	305.9	266.8	260.6	226.3	164.5	54.4	16.8	16.4
Depreciation, Amortization and Income Taxes	298.7	281.1	257.7	188.9	167.3	143.5	104.2	32.0	11.5	10.8
Cumulative effect of change in accounting principal	—	—	30.1	4.1	—	—	—	—	—	—

EBITDA	1,204.9	1,037.9	826.6	723.5	661.9	572.3	421.6	147.4	89.7	80.2
Gain on sale of real estate	(75.8)	(161.8)	—	(15.5)	(11.0)	—	(9.6)	—	—	—
Minority Interest	157.1	178.7	140.9	112.4	102.4	55.0	16.2	7.3	—	—
Less Office/Mart Minority interest	—	(1.1)	(5.7)	(2.5)	(2.0)	—	—	—	—	—

EBITDA before minority interest and gains on sale of real estate	1,286.2	1,053.7	961.8	817.9	751.3	627.3	428.2	154.7	89.7	80.2

        Below is a reconciliation of Net Income to Funds from Operations:

($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2002	2001	2000	1999	1998	1997	1996	1995
Net Income	232.9	263.7	234.0	202.5	152.9	61.0	61.4	53.0
Preferred Share Dividends	(23.2)	(36.5)	(38.7)	(33.4)	(21.7)	(15.5)	—	—

Net Income applicable to common shares	209.7	227.2	195.3	169.1	131.2	45.5	61.4	53.0
Depreciation and Amortization of Real Property	195.8	119.6	97.8	82.2	58.3	22.4	11.1	10.0
Net Gains on Sale of Real Estate and insurance settlements	—	(15.5)	(11.0)	—	(9.6)	—	—	—
Cumulative effect of change in accounting principal	30.1	4.1	—	—	—	—	—	—
Partially-owned entity adjustments:
Depreciation and Amortization of real property	51.9	65.6	68.8	57.1	56.8	6.4	(2.3)	—
Net gains on sale of real estate	(3.4)	(6.3)	—	—	—	—	—	—
Minority interest's share of above adjustments	(50.5)	(19.7)	(19.2)	(10.7)	(4.6)	(1.4)	—	—
Series A Preferred Dividends	6.2	19.5	21.7	16.3	—	—	—	—

Funds from Operations	439.8	394.5	353.4	314.0	232.1	72.9	70.2	63.0
Adjustments for certain items that affect comparability:
Write-off of non-core investments, net of gains on the sales of non-real estate assets	24.4	14.7	—	—	—	—	—	—
Minority Interest	(10.7)	(1.8)	—	—	—	—	—	—
Amortization of officer's employment arrangement	27.5	—	—	—	—	22.9	2.0	—

Funds from Operations, Adjusted for Comparability	481.0	407.4	353.4	314.0	232.1	95.8	72.2	63.0

Funds from Operations per share:
Total	$3.91	$3.96	$3.65	$3.37	$2.81	$1.27	$1.43	$1.33
Adjusted for Comparability	$4.28	$4.09	$3.65	$3.37	$2.81	$1.67	$1.47	$1.33

        Below is a reconciliation of Hotel Pennsylvania Net Income to Hotel Pennsylvania EBITDA:

($ IN MILLIONS)	2005	2004	2003	2000	1997
Net Income (Loss)	11.7	8.8	(2.6)	9.8	5.3
Interest and Debt Expense	—	—	—	10.4	3.9
Depreciation and Amortization	7.3	6.8	7.2	6.8	3.8

EBITDA	19.0	15.6	4.6	27.0	13.0